APPOINTMENT OF ATTORNEY-IN-FACT

I hereby authorize the filing with the Securities and Exchange Commission of any and all reports on Forms 3, 4 and 5 ("Reports"), or any substitute form hereafter adopted by the Securities and Exchange Commission, as may from time to time be required under Section 16(a) of the Securities Exchange Act of 1934, as amended. I hereby appoint Rena Miller, Paul Burdiss and Thomas E. Laursen, and each of them, as my attorneys-in-fact with power to any of them to sign any and all Reports and any and all amendments to Reports or documents required to complete the filing of Reports or amendments thereto with the Securities and Exchange Commission on my behalf.

Dated the 5th of July, 2023.

STATE OF UTAH )
) ss.
COUNTY OF SALT LAKE )

ACKNOWLEDGMENT

On this 5th day of July, 2023, personally appeared before me Shannon Drage known to me to be the person whose name is subscribed to the above instrument and who acknowledged that she executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

NOTARY PUBLIC

My Commission Expires:

June 11, 2025

NOTARY PUBLIC
Paul Strasser
718761
My Commission Expires
06/11/2025
STATE OF UTAH